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                                                                       EXHIBIT 1


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this "Amendment"), dated as of July 22, 1999 is entered into and effectuated by Administaff, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as rights agent (the "Rights Agent"), pursuant to Section 27 of the Rights Agreement, dated as of February 4, 1998 (the "Rights Agreement"), between the Company and the Rights Agent, at the Company's direction. Capitalized terms used but not defined herein are used as defined in the Rights Agreement.

                                    RECITALS:

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights; and

         WHEREAS, on July 12, 1999 the Company received a copy of a Schedule 13D/A (the "Schedule 13D/A") filed by the "Gerhard Stockholders" (defined below) indicating that such group beneficially owned approximately 23.3% of the outstanding shares of the Company's common stock; and

         WHEREAS, subsequent to the filing of the Schedule 13D/A, the Gerhard Stockholders have indicated by letter to the Board of Directors of the Company that, prior to July 30, 1999, the Gerhard Stockholders intend (a) to sell the number of shares on the open market that would reduce their beneficial ownership of the Company's outstanding shares to approximately 20.5% and (b) to the extent that the open market sales are not sufficient to reduce their beneficial ownership to 20.5%, to sell the number of shares back to the Company, at a mutually agreed upon price, that would reduce to the beneficial ownership of the Gerhard Stockholders to the greater of (i) 2,929,800 shares and (ii) 20.5% of the Company's outstanding shares; and

         WHEREAS, at a meeting on July 22, 1999, the Board of Directors determined that it is in the best interests of the Company for the Gerhard Stockholders to continue to constitute an Exempt Person (which excludes persons who would otherwise be deemed to be Acquiring Persons, as that term is defined in the Rights Agreement) for a period up to and including August 2, 1999, notwithstanding the recent increased beneficial ownership (above the thresholds currently designated in the Rights Agreement for the Gerhard stockholders) of the Gerhard Stockholders;

         WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company has delivered a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:


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1.       Effective as of the date first set forth above, Section 35 of the
Rights Agreement shall read in its entirety as follows:

         Section 35. Extension of Status of Gerhard Stockholders as a Exempt Person. Notwithstanding the provisions of Section 1(p) and Section 3 of this Agreement, unless the Board of Directors otherwise specifies, the Gerhard Stockholders shall not cease to be an Exempt Person during the period up to and including August 2, 1999.

2. Except to the extent amended by this Amendment, the Rights Agreement shall continue in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


                                    ADMINISTAFF, INC.


                                    By: /s/ Paul J. Sarvadi
                                        --------------------------------------
                                        Paul J. Sarvadi
                                        President and Chief Executive Officer


                                    HARRIS TRUST AND SAVINGS BANK
                                    as Rights Agent


                                    By: /s/ Ray Rosenbaum
                                        --------------------------------------
                                        Ray Rosenbaum
                                        Vice President